Exhibit 99.1

Delta Hosts Investor Day, Highlighting its Global Scale, Powerful Brand and Unmatched Competitive Advantages

ATLANTA, Dec. 12, 2019 -- Delta (NYSE:DAL) today will host its annual event for the investment community, where leadership will provide an update on the Company's business strategy and 2020 financial targets.

“We are executing well against our strategic priorities and on track for a record 2019 – a testament to the incredible work of Delta employees worldwide who serve our customers with a focus on providing exceptional travel experiences each and every day," said Ed Bastian, CEO. “As the industry leader, Delta is well positioned for long-term growth, with a focus on extending our unmatched competitive advantages, enhancing our global scale and growing brand preference. We see momentum continuing in 2020 and plan to deliver earnings of $6.75 to $7.75 per share on 4 percent to 6 percent revenue growth."

“Delta’s unprecedented network transformation has created global scale that we are building on through investment in our facilities, fleet, technology, and global partnerships. Our scale advantage enables attractive growth opportunities as we increase loyalty and trust in the Delta brand," said Glen Hauenstein, President.

During today's presentations the leadership team will discuss how Delta is:

•	Building on a record 2019 with expectations for another year of solid revenue and earnings supporting strong cash flow generation;

•	Benefitting from favorable travel trends as the best performer within a structurally improved airline industry;

•	Extending its unmatched competitive advantages – its culture, operational reliability, global network, customer loyalty, and investment-grade balance sheet – to retain its leadership position and drive long-term value creation for all stakeholders;

•	Enhancing its global scale with investments in facilities, fleet, technology, and global partnerships to deliver best-in-class customer experiences and drive strong returns for owners; and

•	Creating long-term growth opportunity through growing brand preference, innovative global partnership structure and continued revenue diversification from loyalty and portfolio businesses.

Delta will provide financial targets for 2020, including:

•	$6.75 to $7.75 diluted earnings per share

•	4 percent to 6 percent top-line growth

•	$4 billion of free cash flow

“Delta's transformation over the past decade has resulted in consistent delivery of industry-leading financial results,” said Paul Jacobson, Chief Financial Officer. “In 2020, we expect to maintain our margins while delivering another year of $4 billion in free cash flow. We will continue to deploy capital to reinvest in the business and remain committed to returning 70 percent of free cash flow to our owners.”

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The Investor Day event will feature presentations and Q&A sessions with Ed Bastian, Chief Executive Officer; Glen Hauenstein, President; Paul Jacobson, Chief Financial Officer; Gil West, Chief Operating Officer; Tim Mapes, Chief Marketing & Communications Officer; Joanne Smith, Chief People Officer; and Eric Phillips, Senior Vice President – Pricing & Revenue Management.

As a part of its ongoing commitment to sustainability, Delta will be making all travel related to the 2019 Investor Day carbon neutral through verified carbon offset credits with The Guatemalan Conservation Coast Project, which protects 54,000 hectares of threatened rainforests, conserving over 400 bird species and supporting local farmers and communities.

Delta invites shareholders, the investment community, the media and employees to listen to a live webcast of its annual Investor Day Conference from 8:30 a.m. to 1:00 p.m ET on Thursday, Dec. 12, 2019.

The webcast will be available at http://ir.delta.com/news-and-events/calendar/.  An online replay will be available at the same site shortly after the webcast is complete.

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